UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 11, 2015

INTELLISENSE SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-188920	47-4257143
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14201 N. Hayden Road, Suite A-1, Scottsdale, AZ 85260
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code	(206) 508-4562

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2015, we entered into a merger agreement with Dotz Nano Ltd (“Dotz”), a private Israeli company, and Intellisense (Israel) Ltd. (“Merger Sub”), an Israeli company and direct wholly-owned subsidiary of our company formed solely for the purposes of the transactions contemplated by the merger agreement. Pursuant to the merger agreement, we agreed to merge Merger Sub with and into Dotz as the absorbing company. The merger agreement contemplates at the effective time of the merger the separate corporate existence of Merger Sub will cease and Dotz will continue as the surviving corporation (the “Surviving Corporation”), such that the Surviving Corporation will be a wholly-owned subsidiary of our company and will continue to be governed by the laws of the State of Israel.

Pursuant to the terms of the merger agreement, at the effective time of the merger:

(a)
each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one fully paid and non-assessable ordinary share, par value NIS 0.01 per share, of the Surviving Corporation as will be issued and outstanding as of the effective time of the merger;

(b)
each Dotz ordinary share that is owned by our company, Merger Sub, Dotz or any subsidiary of Dotz, and each management share of Dotz will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor;

(c)
each Dotz ordinary share issued and outstanding immediately prior to the effective time of the merger, other than any Dotz ordinary shares described in paragraphs (b) above and (e) below (the “Dotz Outstanding Capital”), will automatically be converted into and represent solely the right to receive such number (the “Exchange Ratio”) of (i) shares of our common stock to be issued upon consummation of the merger (the “Merger Shares”), which equals the Dotz Outstanding Capital divided into 27,500,000 , and (ii) warrants to acquire that number of shares of our common stock equal to the Dotz Outstanding Capital divided by 9,000,000 at an exercise price of $0.001 per share exercisable for a period of 18 months from the effective time of the merger with certain vesting conditions (the “Special Warrants”);

(d)
the Exchange Ratio will be adjusted to reflect the effect of any forward or reverse stock split, stock dividend, cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of our common stock or Dotz ordinary shares occurring prior to the effective time of the merger; and

(e)
in the event that Dotz issues, delivers or sells Dotz shares, or any rights, warrants or options to acquire any such Dotz shares, in an aggregate amount of up to $1.0 million in gross proceeds to Dotz, such Dotz shares will be exchanged for the right to receive such number of Merger Shares and Special Warrants calculated at the Exchange Ratio. Rights, warrants or options to acquire any Dotz shares at an exercise price less than $1.00 per Dotz share will be exchanged for rights, warrants or options to acquire shares of our common stock at a price of $1.00 per share of our common stock, and rights, warrants or options at an exercise price equal to or greater than $1.00 per share of Dotz share will be exchanged for rights, warrants or options to acquire shares of our common stock at the same exercise price.

The merger agreement also contemplates, among other things, that we will: (i) enter into an escrow agreement (the “Escrow Agreement”) with certain shareholders of Dotz, whereby such shareholders of Dotz will agree not to sell any of the Merger Shares for a period of two years; (ii) appoint Dr. Amiram Bornstein, Kobi Ben-Shabat and Dr. Moti Gross as directors of our company and Dr. Moti Gross as Chief Executive Officer of our company and accept the resignation of Neil Reithinger as director and Chief Executive Officer of our company, effective on closing of the merger; (iii) undergo a stock split prior to closing so that there are approximately 11,000,000 shares outstanding prior to the merger; (iv) establish a stock option plan for grant of options to acquire up to 3,950,000 shares of our our common stock; and (v) enter into an employment or consulting agreement with Moti Gross, the Chief Executive Officer of Dotz, to act as Chief Executive Officer of our company, which agreement will include the issuance of up to 2,500,000 shares of our common stock in the event that we achieve certain milestones while Mr. Gross is our Chief Executive Officer.

The merger agreement is subject to a number of conditions, including the following conditions:

(a)	the receipt of Dotz shareholder approval;

(b)
at least 50 days will have been elapsed after the filing of the merger proposal with the Registrar of Companies of the State of Israel and at least 30 days will have elapsed after the approval of the merger by the shareholders of Dotz and Merger Sub;

(c)	Dotz and Merger Sub will have received a Certificate of Merger from the Israeli Companies Registrar;

(d)	a tax ruling or an interim version thereof will have been obtained from the Israel Tax Authority on terms and conditions satisfactory to Dotz;

(e)	our company and its accountants will be reasonably satisfied with their review of Dotz’s financial statements;

(f)	the Escrow Agreement will have been entered into by the parties thereto;

(g)	outstanding loan indebtedness owed by Dotz to two of its shareholders will have been converted by Dotz into shares of Dotz; and

(h)
we will have paid all listing fees, taken all such other actions as are required and caused a market maker to effect the trading of our common stock on the OTCQB market, and as of the closing our common stock will be eligible for trading on the OTCQB.

Item 9.01  Financial Statements and Exhibit

(d)           Exhibits

10.1	Merger Agreement dated December 11, 2015 amongst Intellisense Solutions Inc., Intellisense (Israel) Ltd. and Dotz Nano Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLISENSE SOLUTIONS INC.

By:

/s/ Neil Reithinger
Neil Reithinger
President, Treasurer, Secretary and Director

December 17, 2015